Exhbit 99

                               GORAN CAPITAL INC.


              NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS



         NOTICE IS HEREBY GIVEN that the Annual and a Special Meeting (the "Meeting") of the Shareholders of Goran Capital Inc. (the "Corporation") will be held at 181 University Avenue, Suite 1101, Toronto, Ontario, on Tuesday, May 19, 1998, at 10:00 a.m., Toronto time, for the following purposes:

         1. To receive the annual report and financial statements of the Corporation for the year ended December 31, 1997, and the report of the auditor thereon;
         2.  To elect directors;
         3. To appoint an auditor and to authorize the directors to fix the auditor's remuneration;
         4. To consider, and if thought fit, approve certain amendments to the Corporation's Share Option Plan.
         5. To transact such other business as may properly come before the Meeting or any adjournment thereof.

         The accompanying management information circular provides additional information relating to the matters to be dealt with at the Meeting and forms part of this Notice.

         Shareholders who are unable to attend the Meeting are requested to date, sign and return the accompanying form of proxy in the envelope provided for that purpose.

         DATED at Toronto, this 27th day of March, 1998.

                                                  BY ORDER OF THE BOARD


                                                  ALAN G. SYMONS
                                                  CEO and President

March 27, 1998






Dear Shareholder:

Re:  Supplemental Mailing List

If you wish to have your name added to the supplemental mailing list of Goran Capital Inc. so you may receive the Corporation's quarterly reports which contain interim unaudited financial statements, please fill in your name and address in the space provided below and return to our transfer agent, Montreal Trust Company, 151 Front Street West, 8th Floor, Toronto, Ontario M5J 2N1.


         NAME:
                           Please print

         ADDRESS:


         CITY:


         PROVINCE:                                         POSTAL CODE:


I hereby confirm that I am the owner of shares issued by the above-mentioned Corporation.


         SIGNATURE:

         DATE:

                               GORAN CAPITAL INC.


                            MANAGEMENT PROXY CIRCULAR


                             Solicitation of Proxies

         This Management Proxy Circular is furnished in connection with the solicitation of proxies by the management of Goran Capital Inc. (the "Corporation") for use at the Annual and Special Meeting (the "Meeting") of Shareholders of the Corporation to be held Tuesday, May 19, 1998, at 10:00 a.m., or at any and all adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting. It is expected that the solicitation will be primarily by mail, but proxies may also be solicited personally, by telephone or by telecopier, by directors, officers or regular employees of the Corporation. The costs of such solicitation will be borne by the Corporation.

                              Revocation of Proxies

         A shareholder who has given a proxy may revoke at any time to the extent it has not been exercised. In addition to revocation in any other manner permitted by law, a proxy may be revoked by instrument in writing executed by the shareholder or his attorney authorized in writing, and deposited either at the registered office of the Corporation at any time up to 5:00 p.m. (Toronto time) on the last business day preceding the day of the Meeting, or any adjournment thereof, at which the Proxy is to be used, or with the Chairman of the Meeting prior to the beginning of the Meeting on the day of the Meeting, or any adjournment thereof or in any other manner provided by law.

               Voting of Shares Represented by Management Proxies

         The persons specified in the enclosed form of proxy are directors and officers of the Corporation and will represent management at the Meeting. Each shareholder of the Corporation has the right to appoint a person (who need not be a shareholder), other than the persons specified in the enclosed form of proxy, to attend for him and on his behalf at the Meeting or any adjournment thereof. Such right may be exercised by striking out the names of the specified persons and inserting the name of the shareholder's nominee in the space provided or by completing another appropriate form of proxy and, in either case, signing, dating and delivering the form of proxy to the Corporation prior to the holding of the Meeting.

         The persons named in the enclosed form of proxy will vote the shares in respect of which they are appointed by proxy on any ballot that may be called for in accordance with the instructions thereon. In the absences of such specifications, such shares will be voted in favour of each of the matters referred to herein.

         The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments to or variations of matters identified in the Notice of Meeting and with respect to other matters, if any, that may properly come before the Meeting. As of the date of this Circular, management of the Corporation knows of no such amendments, variations or other matters to come before the Meeting other than the matter referred to in the Notice of Meeting and routine matters incidental to the conduct of the Meeting. However, if any other matters that are not known to management should properly come before the Meeting, the proxy will be voted on such matters in accordance with the best judgment of the named proxy.

                                Voting Securities

         The only voting securities of the Corporation currently outstanding and entitled to be voted at the Meeting are 5,806,466 common shares, each of which carries one vote.

         The Corporation has fixed March 20, 1998 as the Record Date for the Meeting. The Corporation will prepare a list of the holders of common shares at the close of business on that day. Each person named in such list is entitled to be present and vote the shares shown opposite his name on such list at the Meeting except to the extent that he has transferred ownership of any of his shares after that date and the transferee of those shares produces properly endorsed share certificates or otherwise establishes that he owns the shares and demands, not later than ten days before the Meeting, that his name be included in the list before the Meeting, in which case the transferee is entitled to vote his shares at the Meeting or any adjournment thereof.

                     Principal Holders of Voting Securities

         To the knowledge of the directors and officers of the Corporation, the following are the only persons who beneficially own or exercise control or
direction  over  more  than  10%  of  the  outstanding   common  shares  of  the
Corporation:


----------------------------------------------------------------------------------------------------

                                   Number of Common Shares        Percentage of Outstanding
                 Name                Beneficially Owned,                Common Shares
                                   Controlled or Directed1
----------------------------------------------------------------------------------------------------

  Symons International Group             1,646,413                            28.4%
  Ltd.2
----------------------------------------------------------------------------------------------------
  G. Gordon Symons                         544,511                             9.4%
----------------------------------------------------------------------------------------------------
  Alan G. Symons                           506,366                             8.7%
----------------------------------------------------------------------------------------------------
  Douglas H. Symons                        195,722                             3.4%
----------------------------------------------------------------------------------------------------

1 The information as to beneficial ownership of shares not being within the knowledge of the Corporation, has been furnished by the persons and companies listed above. Information presented is as of March 18, 1988.
2 Mr. G. Gordon Symons is the controlling shareholder of Symons International Group Ltd., a private company.

                     Particulars of Matters to be Acted Upon

         At the Meeting, shareholders will be asked to elect directors, to appoint an auditor and to authorize the directors to fix the auditor's remuneration, to consider and, if thought fit, approve certain proposed changes to the Corporation's Share Option Plan and to deal with other matters which may properly come before the Meeting.

                              Election of Directors

         The Articles of the Corporation currently provide for a board consisting of a minimum of three and a maximum of ten directors. The board currently consists of seven Directors until otherwise determined by further resolution of the board of directors of the Corporation.

         Unless otherwise specified therein, proxies received in favour of management nominees will be voted for the following proposed nominees (or for substitute nominees in the event of contingencies not known at present) whose term of office will continue until the next Annual Meeting of Shareholders or until they are removed or their successors are elected or appointed in accordance with the Canada Business Corporations Act and the bylaws of the Corporation.


-----------------------------------------------------------------------------------------------------------------------
                                                                         Year First         Number of Commons
           Name and Principal                   Position in the            Became       Shares of the Corporation
               Occupation                         Corporation             Director         Beneficially Owned1
-----------------------------------------------------------------------------------------------------------------------

  G. Gordon Symons                              Chairman of the             1986               2,190,9244
  Chairman of the Board                              Board
  Goran Capital Inc.
-----------------------------------------------------------------------------------------------------------------------
  Alan G. Symons2                               CEO and President           1986                  506,366
  CEO and President
  Goran Capital Inc.
-----------------------------------------------------------------------------------------------------------------------
  Douglas H. Symons3                             COO and Vice               1989                  195,722
  President, Symons International                  President
  Group, Inc., Chief Operating
  Officer, Goran Capital Inc.
-----------------------------------------------------------------------------------------------------------------------
  J. Ross Schofield,3 President                    Director                 1992                    3,800
  Schofield Insurance Brokers
-----------------------------------------------------------------------------------------------------------------------
  David B. Shapira,3 Director                      Director                 1989                  100,000
  Enershare Technology Corporation
-----------------------------------------------------------------------------------------------------------------------
  James G. Torrance, Q.C.2                         Director                 1995                    2,000
  Partner Emeritus
  Smith Lyons, Barristers & Solicitors
-----------------------------------------------------------------------------------------------------------------------
  John K. McKeating2                               Director                 1995                      -0-
  Partner
  Vision 2120, Inc.
-----------------------------------------------------------------------------------------------------------------------

1 Information as to the shareholdings of each nominee has been provided by the nominee.
2  Member of the Audit Committee.
3  Member of the Compensation Committee
4 Includes 1,646,413 shares owned by Symons International Group Ltd., a private company of which Mr. G. Gordon Symons is the controlling shareholder.

         Each of the foregoing nominees has held the principal occupation indicated above during the past five years except: (i) David B. Shapira who prior to 1995 was the President of Morse Jewelers Inc.

                  Proposed Amendments to the Share Option Plan

         The Corporation has a share option plan (the "Option Plan"). Under the Option Plan, options to acquire shares in the Corporation may be granted to
employees   (including  directors  if  they  are  full-time  employees)  of  the
Corporation, its subsidiaries and affiliates and certain other service providers. In the opinion of the board of directors and management of the Corporation, the strength and motivation of the Corporation and its related entities is and will continue to be of significant importance to the continued success of the Corporation and the enhancement of shareholder value, and these assets are promoted and supported by the Option Plan. The Option Plan presently provides that the aggregate number of shares issuable thereunder cannot exceed 10% of the number of outstanding shares and that the exercise price of any option granted thereunder may not be less than the Fair Market Value (as defined in the Option Plan) of the shares at the time of the grant.

         Certain of the rules of the Toronto Stock Exchange (the "TSE") necessitate certain changes to the Option Plan. These changes will: (i) fix the maximum number of shares issuable thereunder at 871,000 (representing approximately 15% of the outstanding issue); (ii) provide that the exercise price of any option granted thereunder shall be not less than the Fair Market Value of the shares, on the date of the grant; (iii) limit the number of shares issuable to any one person thereunder to 5% of the number of shares outstanding, and (iv) increasing the period in which the option may be exercised to ten (10) years, and certain other related and non-substantive amendments as may be required by regulators with jurisdiction in the matter (collectively, the "Plan Amendments").

         The approval of the Plan Amendments at the Meeting by a majority of disinterested shareholders is a requirement of the TSE. The form of resolution to be considered at the Meeting concerning the Plan Amendments is set forth as Appendix I to this management information circular. The need for disinterested shareholder approval arises because the Plan Amendments do not include certain limitations on option grants described below which would limit the flexibility of the Corporation's board of directors in administering the Option Plan.

         If (and only if) the Plan Amendments do not receive the requisite level of shareholder approval, the shareholders will be asked to consider the following amendments to the Option Plan (collectively, the "Additional Amendments"): (i) limiting the number of shares reserved for issuance under the Option Plan to insiders, and the number of shares issued under the Option Plan to insiders within any one-year period, to 10% of outstanding issue; (ii) limiting the number of shares issued under the Option Plan within any one-year period to 5% of outstanding issue; and (iii) the Plan Amendments, and certain other related and non-substantive amendments as may be required by regulators with jurisdiction in the matter.

         The approval of the Additional Amendments at the Meeting by a majority of all shareholders is a requirement of the TSE. The form of resolution to be considered at the Meeting concerning the Additional Amendments is set forth as Appendix II to this management proxy circular. Management recommends approval of Proposal 3 on the form of proxy and approval by the shareholders of the Shareholder's Resolution attached as Appendix I hereto.

                       Directors and Officers Remuneration

         The aggregate remuneration paid by the Corporation and its subsidiaries to its five highest paid employees or officers, including the three inside directors, during the financial year ended December 31, 1997 was $1,860,413 all in the form of salary, bonus and consulting fees.

         In 1997, the Corporation's directors received (i) a flat annual fee of $10,000 for each director; and (ii) a $1,000 meeting fee for each quarterly board or committee meeting attended.

                  Interest of Insiders in Material Transactions

         Reference is made to the 1997 Annual Report, sent to each shareholder with this management proxy circular, and to Note 14, Related Party Transactions, to the Corporation's financial statements as at and for the year ended December 31, 1997.

            Indebtedness of Officers and Directors of the Corporation

         The following directors and officers of the Corporation were indebted to the Corporation in amounts exceeding $10,000 during the financial year ended December 31, 1997, on account of loans to purchase common shares of the Corporation and its affiliates:


-------------------------------------------------------------------------------------------------------
            Name and
         Municipality of                                  Largest Balance
            Residence              Date of Loan            During 1997             Present Balance
-------------------------------------------------------------------------------------------------------

  G. Gordon Symons                 June 27, 1986              $148,000                $148,000
  Bermuda                          June 30, 1986              $200,000                $200,000
                                   May 31, 1988           (US) $51,729                   - 0 -
-------------------------------------------------------------------------------------------------------
  Alan G. Symons                   June 30, 1986               $29,722                 $19,772
  Indianapolis, Indiana            February 25, 1988      (US) $27,309                 $27,309
-------------------------------------------------------------------------------------------------------
  Douglas H. Symons                June 30, 1986               $15,000                 $15,000
  Indianapolis, Indiana            February 25, 1988       (US) $2,219             (US) $2,219
-------------------------------------------------------------------------------------------------------

         The foregoing loans dated June 27, 1986 and June 30, 1986 were made for the purchase of common shares of the Corporation require that the shares acquired be pledged for the benefit of the

Corporation as security until these amounts are fully paid. The other loans are each unsecured. The loans dated prior to 1988 are payable on demand and are interest free. The loans dated in 1988 are payable on demand and bear interest at 90 day T-Bill rates.

         During 1997 Mr. G. Gordon Symons had an outstanding unsecured loan in the amount of $70,000 not relating to the purchase of common shares of the Corporation. This loan was repaid March 26, 1998. In November, 1990, the Corporation loaned Douglas H. Symons $39,377 (U.S.) for acquisition of a residence. This loan bears interest at prime plus 1% and has accrued an unpaid interest of $24,577. In February, 1997, Mr. G. Gordon Symons repaid in full the U.S. mortgage note principal amount of $277,502 (U.S.) supported by a residential collateral mortgage, originally taken out on October 3, 1988. During 1997, the Company loaned an aggregate of $515,000 to Alan G. Symons. This sum, plus applicable interest, was repaid to the Company prior to December 31, 1997. Also during 1997, the Company advanced to Symons International Group, Ltd. sums representing unearned management fees. At December 31, 1997, such over-advance aggregated $295,091. Mr. G. Gordon Symons is the Controlling Shareholder of Symons International Group, Ltd.

                             Executive Compensation

         The Corporation had five executive officers during 1997. The aggregate cash compensation paid by the Corporation and its subsidiaries to the Corporation's executive officers including salaries, fees, commissions and bonuses, during 1997 was $1,860,413. The aggregate value of compensation, other than that referred to above, paid to executive officers during 1997 does not exceed $10,000 times the number of executive officers.

         Table 1 sets forth certain compensation information, paid by the Corporation and its subsidiaries, to the Corporation's Chief Executive Officer and each of the Corporation's other executive officers during the Corporation's three most recently completed fiscal years.

TABLE 1:  SUMMARY COMPENSATION TABLE


-----------------------------------------------------------------------------------------------------------------------
                                                                                             Long-
                                                                   Annual                    Term
                                                                 Compensation                Awards
-----------------------------------------------------------------------------------------------------------------------
                                                                                          Securities
                                                                            Other            Under
                                             Salary            Bonus       Annual           Options          All Other
          Name and                            US $              US $     Compensation       Granted       Compensation
     Principal Position         Year         Note A            Note A     US$ Note B       (#) Note C          US $
-----------------------------------------------------------------------------------------------------------------------

  G. Gordon                     1997              -0-             -0-         Nil           166,651         $440,000H
  Symons,  Chairman             1996         $171,000        $393,945         Nil            51,524         $170,799E
                                1995         $175,000        $70,0000         Nil            18,946          $25,272D
-----------------------------------------------------------------------------------------------------------------------
  Alan G. Symons                1997        $378,230F       $300,000G         Nil             9,650            Note B
  CEO, President                1996         $242,786        $143,333         Nil            51,399            Note B
  and Secretary                 1995         $148,077         $42,893         Nil            18,945            Note B
-----------------------------------------------------------------------------------------------------------------------
  Douglas H. Symons             1997        $200,000I       $200,000I         Nil             9,650            Note B
  Vice President and            1996         $195,973         $50,000         Nil            54,333            Note B
  COO                           1995         $149,982        $100,000         Nil             9,473            Note B
-----------------------------------------------------------------------------------------------------------------------
  Gary P. Hutchcraft            1997        $127,846I         $65,564         Nil             1,000            Note B
  Vice President and            1996          $55,418         $28,000         Nil               -0-               N/R
  Treasurer                     1995              N/R             N/R         Nil               N/R               N/R
-----------------------------------------------------------------------------------------------------------------------
  David L. Bates                1997        $107,307I        $41,461I         Nil             3,704            Note B
  Vice President and            1996          $95,162         $97,076         Nil               -0-            Note B
  General Counsel               1995          $63,237             -0-         Nil               N/R               N/R

-----------------------------------------------------------------------------------------------------------------------

N/R Not required.
Note A Salary and bonus are stated in U.S. dollars as the majority of payments are actually made in U.S. dollars.
Note B Aggregate amounts not greater than the lesser of $50,000 and 10% of the total of the annual salary and bonus.
Note C No stock appreciation rights (SAR's), restricted shares, or restricted share units were granted during any of the past three completed fiscal years. Amounts reflect stock options granted during 1997.
Note D  Imputed interest on interest-free stock purchase loan.
Note E Consulting fees paid to companies owned by Mr. G. Gordon Symons including $52,411 paid to such companies by the Company's 67% owned subsidiary, Symons International Group, Inc.
Note F  Includes $278,230 paid by Symons International Group, Inc.
Note G  Includes $200,000 paid by Symons International Group, Inc.
Note H Amount paid by a subsidiary of the Company, Granite Re, a Barbados company to companies owned by Mr. G. Gordon Symons.
Note I  Amount paid by Symons International Group, Inc.

                           Employee Share Option Plan

         The Corporation has a Share Option Plan (as defined above, the "Option Plan"). Certain terms of the Plan are described above under "Proposed Amendments to the Share Option Plan." The terms, conditions and limitations of options granted under the Option Plan are determined by the board of directors of the Corporation with respect to each option, within certain limitations. The exercise price per share is payable in full on the date of exercise. Options granted under the Option Plan are not assignable.

         During 1997, options to purchase a total of 188,355 common shares were granted to executive officers pursuant to the Option Plan.

         Including the options referred to above, there were outstanding options to purchase a total of 550,690 common shares as of December 31, 1997, at an average exercise price of $17.46.

TABLE 2:  OPTION GRANTS DURING 1997

--------------------------------------------------------------------------------------------------------------------------
                                                                                        Market Value
                                             % Of Total                                 Of Securities
                         Securities            Options                                   Underlying
                            Under            Granted To          Exercise Or           Options On The
                           Options            Employees          Base Price             Date Of Grant        Expiration
        Name             Granted (#)            1997        ($/Security)                ($/Security)            Date
--------------------------------------------------------------------------------------------------------------------------

  G. Gordon              164,030              87.1%                $29.00                   $29.00          Jan 29, 2007
  Symons                   2,621               1.4%                $39.00                   $39.00          Aug 13, 2007
--------------------------------------------------------------------------------------------------------------------------
  Alan G.                  7,030               3.7%                $29.00                   $29.00          Jan 29, 2007
  Symons                   2,620               1.4%                $39.00                   $39.00          Aug 13, 2007
--------------------------------------------------------------------------------------------------------------------------
  Douglas H.               7,030               3.7%                $29.00                   $29.00          Jan 29, 2007
  Symons                   2,620               1.4%                $39.00                   $39.00          Aug 13, 2007
--------------------------------------------------------------------------------------------------------------------------
  David L.                   704                .4%                $29.00                   $29.00          Jan 29, 2007
  Bates
--------------------------------------------------------------------------------------------------------------------------
  Gary P.                  1,000                .5%                $29.00                    29.00          Jan 29, 2007
  Hutchcraft
--------------------------------------------------------------------------------------------------------------------------

TABLE 3: AGGREGATED OPTION EXERCISES
         DURING 1997 AND FINANCIAL YEAR-END OPTION VALUES


------------------------------------------------------------------------------------------------------------------------
                                                                                                           Value Of
                                                                               Unexercised              Unexercised In-
                                  Securities                                     Options                   The-Money
                                   Acquired            Aggregate              at FY-End (#)               Options ($)
                                      On                 Value                Exercisable/               Exercisable/
            Name                   Exercise            Realized               Unexercisable              Unexercisable
-----------------------------------------------------------------------------------------------------------------------

  G. Gordon Symons                 157,000            $4,304,940                   283,121/0              $11,324,840/0
-----------------------------------------------------------------------------------------------------------------------
  Alan G. Symons                     - 0 -               - 0 -                      94,994/0               $3,794,760/0
-----------------------------------------------------------------------------------------------------------------------
  Douglas H. Symons                  - 0 -               - 0 -                     104,505/0               $4,180,200/0
-----------------------------------------------------------------------------------------------------------------------

Composition of the Compensation Committee

         At its meeting on March 19, 1997, the Board reconfigured the Compensation Committee to consist of Messrs. J. Ross Schofield, David B. Shapira and Douglas H. Symons. Mr. Douglas H. Symons was Chief Operating Officer and Vice President of the Corporation throughout 1997. The role of the Compensation Committee is to review the total compensation of the Corporation's Executive Officers in an effort to ensure that the Corporation attracts and retains the talent commensurate with its business objectives.

                        Report On Executive Compensation

         The Corporation's Executive Compensation Policy (the "Policy") considers an individual's experience, market conditions (including industry surveys), individual performance and overall financial performance of the Corporation. The Corporation's total compensation program for officers includes base salaries, bonuses and the grant of stock options pursuant to the Option Plan. The Corporation's primary objective is to achieve above-average performance by providing the opportunity to earn above-average total compensation (base salary, bonus, and value derived from stock options) for above-average performance. Each element of total compensation is designed to work in concert. The total program is designed to attract, motivate, reward and retain the management talent required to serve shareholder, customer and employee interests. The Corporation believes that this program also motivates the Corporation's officers to acquire and retain appropriate levels of stock ownership. It is the opinion of the Compensation Committee that the total compensation earned by the Corporation's officers during 1997 achieves these objectives and is fair and reasonable.

         Compensation is comprised of base salary, annual cash incentive (bonus) opportunities, and long-term incentive opportunities in the form of stock options. Individual performance is determined in relation to short and long-term objectives that are established and maintained on an on-going basis. Performance of these objectives is formally reviewed annually and base salary adjusted as a result. Bonus rewards are provided upon the attainment of corporate financial performance objectives as well as the individual's direct responsibilities and their attainment of budget and other objectives.

         The Policy also strives to establish long-term incentives to executive officers by aligning their interests with those of the Corporation's shareholders through award opportunities that can result in the ownership of the Corporation's common stock.

COMPARISON OF FIVE YEAR CUMULATIVE
TOTAL RETURN OF GORAN CAPITAL INC.
WITH TSE 300
[GRAPHIC OMITTED]



                  1992      1993       1994       1995      1996       1997

   GNC            $100      $177       $275       $448      $1,038     $1,589

   TSE300         $100      $129       $126       $141      $177       $200


Performance Graph

         The graph shown above compares the total cumulative shareholder return for $100 invested in common shares of GNC on December 31, 1992, with the cumulative total return of the TSE 300 Stock Index for the five most recently completed financial years.

                             Appointment of Auditor

         Unless otherwise instructed, the persons named in the enclosed form of proxy intend to vote for the appointment of Schwartz Levitsky Feldman, Chartered Accountants as auditor of the Corporation to hold office until the next annual meeting of shareholders. Schwartz Levitsky Feldman was first appointed auditor of the Corporation in 1990.

                   Statement of Corporate Governance Practices

         In February, 1995, the Toronto Stock Exchange ("TSE") announced that all companies with a year-end on or after June 30, 1995 would be required to describe their practices of corporate governance with reference to TSE Guidelines previously published. Goran conforms with the majority of these Guidelines except as noted below:

         "Corporate Governance" is the process and structure used to direct and manage the business and affairs of the Corporation to achieve shareholders' objectives. The shareholders of the Corporation elect the directors who, in turn, are responsible for overseeing all aspects of the operation of the Corporation, appointing management and ensuring that the business is managed properly, taking into account the interests of the shareholders.

         The Guidelines suggest that the chairman of the board of directors not be a member of management and state that members of the board's nominating committee should be exclusively non-management directors. In this respect, the Corporation does not comply. The Corporation currently does not have a nominating or corporate governance committee. Further, the knowledge and experience of G. Gordon Symons, the founder of the Corporation and its current chairman, are very important to the Corporation and the board. Further, it is believed that the best interests of the Corporation's shareholders, the Corporation and the board would not be properly served with either Mr. Symons relinquishing his management function or the board appointing a different chairman. The board of the Corporation is currently comprised of seven members, four of whom are "unrelated" within the meaning of the Guidelines and this majority of unrelated directors allows the board the independence of management which is a fundamental cornerstone of the TSE Guidelines.

         Another Guideline states that position descriptions should be developed for the board and for the chief executive officer which delineate and define management's responsibilities. The segregation of duties and responsibilities between the board and its chief executive officer have been traditionally understood but have not been formalized.

         The Corporation has a significant shareholder and the percentage of shares held by individuals or entities who are not directly or indirectly related to the Corporation's significant shareholder is approximately 50%. Yet, the Corporation has a majority of its directors who are unrelated directors. The number of such directors more than fairly reflects the investment in the Corporation by shareholders other than the significant shareholder and those persons or entities directly or indirectly related to the significant shareholder. Therefore, the unrelated directors (and the board as a whole) are in a position to fairly represent minority shareholders.

Mandate Of The Board

         The responsibility of the Corporation's board of directors is to oversee the conduct of the Corporation's business and to supervise management. The board discharges its responsibilities either directly or through its committees. The board met seven (7) times during 1997 and also acted through the medium of unanimous written consent.

         The board has three committees. All of these committees (except the executive committee) have a majority of members who are unrelated directors.

         During the early part of 1997, the audit committee was comprised of Alan G. Symons, David B. Shapira, John K. McKeating and James G. Torrance. At its meeting on March 19, 1997, the Board selected Messrs. Torrance, McKeating and Alan G. Symons to serve on the Board's Audit Committee. Its principal responsibilities are to review annual audited financial statements prior to submission to the board for approval, review the nature and scope of the annual audit, evaluate auditors' performance, review fees and make recommendations as to the appointment of auditors for the ensuing year and review the adequacy of internal accounting control procedures and systems.

         During the early part of 1997, the compensation committee was comprised Douglas H. Symons, J. Ross Schofield and James G. Torrance. At its meeting on March 19, 1997, the Board selected Messrs. Schofield, Shapira and Douglas H. Symons to serve on the Board's compensation committee. Its role is to review the performance of the chairman and chief executive officer as regards compensation, determine compensation practices for the officers of the Corporation, periodically review the Corporation's long-range plans and policies for recruiting, developing and motivating personnel, and to make recommendations to the board concerning stock option grants.

Decisions Requiring Prior Approval Of The Board

         In general, the management of the Corporation is empowered to run the business on a day-to-day basis. The board approves the annual business and strategic plan and reviews performance against those plans on an interim basis throughout the year. The board, of necessity, would approve any action leading to a material change in the nature of the business of the Corporation, including any acquisition or disposition of a significant operating unit. The board also approves key borrowing and financing decisions. The board also appoints the officers of the Corporation, determines directors' compensation and declares dividends (if any).

Recruitment Of New Directors

         Currently, if vacancies should occur on the board, the board seeks and receives input from individual board members and reviews the qualifications of prospective members while taking into consideration current board composition and the Corporation's needs.

Measures For Receiving Shareholder Feedback

         The board has requested management to make it aware, on an on-going basis, of any significant shareholder concerns which are communicated to management.

The Board's Expectation Of Management

         The board expects management to operate the Corporation in accordance with prudent business practices and the direction of the board. The goal of management, the Corporation and the board is to protect and enhance shareholder value while managing the Corporation in a prudent manner as a fiduciary for the Corporation's shareholders. Management is expected to provide regular financial and operating reports to the board and to make the board aware of all important issues and major business developments, especially those which have not been anticipated. Consistent with its previously enunciated goal, management is expected to seek out opportunities for business acquisitions and expansion and to forward appropriate recommendations to the board for its action.

                               Directors' Approval

         The contents of this information circular and the sending thereof have been approved by the board of directors of the Corporation.


                                                                  March 27, 1997



                                                                  Alan G. Symons
                                                               President and CEO

                                   APPENDIX I

RESOLVED THAT:

         1. The Corporation's share option plan (the "Option Plan") be amended, subject to receipt of all requisite regulatory approvals, as follows:

                  (i) by deleting the first sentence of Section 3 of the Option Plan and replacing with the following; "The aggregate number of Shares that may be issued pursuant to the exercise of Options shall not exceed 871,000, subject to adjustment in accordance with
                           Section 12 hereof, which Shares shall be made available from the authorized but unissued Shares and which have been reserved for issuance upon the exercise of Options granted under the Plan.";

                  (ii)     by  adding  the  following  sentence  to  the  end of
                           Section 3 of the Option Plan: "Options shall not be granted hereunder which could result in the issuance to any Participant, pursuant to the Plan and any other share compensation arrangement established by the Corporation, of a number of shares exceeding 5% of the number of Shares then outstanding, on a non-diluted basis.";

                  (iii) by deleting the words "90% of the" from subsection 6(a) of the Option Plan, such that the exercise price of any Option granted thereunder may not be less than the Fair Market Value (as defined in the Option
                           Plan); and

                  (iv) by adding a new sentence at the end of Section 12 of the Option Plan as follows: "Upon the occurrence of the events described in subsections (a), (b) and/or
                           (c) of this Section 12, the number of Shares reserved for issuance under this Plan pursuant to Section 3 shall be correspondingly adjusted."

                  (v) by deleting the word "eight" and replacing it with the word "ten" in Section 6(b)(ii), referring to the years in which an optionee has to exercise an option.

2. The Corporation's board of directors is authorized to take all such actions including, without limitation, making further consequential or related amendments to the Option Plan, as the board of directors deems necessary or appropriate in order to give full effect to the meaning and intent of the above resolutions.

                                   APPENDIX II

RESOLVED THAT:

1. The Corporation's share option plan (the "Option Plan") be amended, subject to receipt of all requisite regulatory approvals, as follows:

         (i) by deleting the first sentence of Section 3 of the Option Plan and replacing with the following: "The aggregate number of Shares that may be issued pursuant to the exercise of Options shall not exceed 1,015,000, subject to adjustment in accordance with Section 12 hereof, which Shares shall be made available from the authorized but unissued Shares and which have been reserved for issuance upon the exercise of Options granted under the Plan.";

         (ii) by adding the following text at the end of Section 3 of the Option Plan: "Options shall not be granted hereunder which could result in the issuance to any Participant, pursuant to the Plan and any other share compensation arrangement established by the Corporation, of a number of Shares exceeding 5% of the number of Shares then outstanding, on a non-diluted basis. In addition, Options shall not be granted hereunder which could result in the issuance, within any one-year period, pursuant to the Plan or any other share compensation arrangement established by the Corporation, of a number of Shares exceeding: (a) 10% of the number of Shares then outstanding, on a non-diluted basis; or
                  (b) 5% of the number of shares then outstanding, on a non-diluted basis, to an insider and his or her affiliates. For the purposes of this section, "insider", "associate" and "affiliate" shall have the meanings ascribed thereto in the Ontario Securities Act.";

         (iii) by deleting the words "90% of the" from subsection 6(a) of the Option Plan, such that the exercise price of any Option granted thereunder may not be less than the Fair Market Value (as defined in the Option Plan); and

         (iv) by adding a new sentence at the end of Section 12 of the Option Plan as follows: "Upon the occurrence of the events described in subsections (a), (b) and/or (c) of this Section 12, the number of shares reserved for issuance under this Plan pursuant to Section 3 shall be correspondingly adjusted."

         (v) by deleting the word "eight" and replacing it with the word "ten" in Section 6(b)(ii), referring to the years in which an optionee has to exercise an option.

2. The Corporation's board of directors is authorized to take all such actions including, without limitation, making further consequential or related amendments to the Option Plan, as the board of directors deems necessary or appropriate in order to give full effect to the meaning and intent of the above resolutions.